Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Lorenzo Developments Inc.:

We hereby consent to the inclusion in the foregoing Registration Statement of Lorenzo Developments Inc. (the “Company”) on the Form F-1 of our report dated on July 9, 2025, relating to our audits of the accompanying balance sheets of the Company as of March 31, 2025 and 2024, and the related statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years ended March 31, 2025 and 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 5, 2025